EX-10.1

BANCO POPULAR

May 28, 1998

Mr. G. Dana Bill
Syratech Corporation
PO Box 9114
E. Boston, MA 02128-9114

Dear Mr. Bill:

We are pleased to confirm our telephone conversation informing you of that Banco Popular de Puerto Rico has favorably considered the renewal of the line of credit facilities available to Wallace International de Puerto Rico, Inc. in the amount of $1,000,000.00, until May 30, 1999.

Please, be advised that the current line of Credit Agreement with amendments and guaranties will continue in full force and effect.

We trust this information is useful to you.

Cordially,

/s/ Jose Alfredo Moreda
Vice President & Manager
Mayaguez Commercial Banking Center (412)


Arg

c   Ami A. Trauber
    Executive Vice President, Chief Financial Officer
    Syratech Corporation

    Pedro J. Rodriguez
    Banco Popular de Puerto Rico